EXHIBIT 4.6

                                 AMENDMENT NO. 4
                                       TO
                          CONSULTING SERVICES AGREEMENT

      THIS FOURTH AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated December 16, 2004 (the "Fourth Amendment"), is by and among Kevin Evans (the "Consultant"), and Reality Wireless Networks, Inc., a Nevada corporation (the "Client").


                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated July 5, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      B. The Consultant and the Client entered into an Amendment No. 1 to Consulting Services Agreement dated September 25, 2003, a copy of which is attached hereto as Exhibit B (the "First Amendment"), pursuant to which the Consultant agreed to provide certain consulting services to the Client in exchange for additional consideration.

      C. The Consultant and the Client entered into an Amendment No. 2 to Consulting Services Agreement dated January 16, 2004 a copy of which is attached hereto as Exhibit C (the "Second Amendment"), pursuant to which the Consultant agreed to provide certain consulting services to the Client in exchange for additional consideration.

      D. The Consultant and the Client entered into an Amendment No. 3 to Consulting Services Agreement dated November 1, 2004 a copy of which is attached hereto as Exhibit C (the "Second Amendment"), pursuant to which the Consultant agreed to provide certain consulting services to the Client in exchange for additional consideration.

      E. Client and Consultant wish to amend Section 2 of the Agreement to (i) provide for additional consideration in exchange for additional consulting services which shall, going forward, additionally include the investigation and analysis of investment opportunities available innovative wireless technology.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:

"2. Consideration.

      Client agrees to pay Consultant, as his fee and as consideration for services provided, Two Million (2,000,000) shares of common stock of the Client. By amendment dated September 25, 2003 Client agrees to pay Consultant an additional 500,000 shares of common stock of the Client. By amendment dated January 16, 2004 Client agrees to pay Consultant an additional 700,000 shares of common stock of the Client. By amendment dated November 1, 2004 Client agrees to pay Consultant an additional 2,500,000 shares of common stock of the Client. By amendment dated December 16, 2004 Client agrees to pay Consultant an additional 7,500,000 shares of common stock of the Client."

EXECUTED on the date first set forth above.

                                            CLIENT:

                                            REALITY WIRELESS NETWORKS, INC.


                                            By :

                                                  -------------------------
                                            Name: Steve Careaga
                                            Its:  Executive Director

                                            CONSULTANT:


                                            By:
                                                  -------------------------
                                            Name: Kevin Evans